EXHIBIT 99.1

 IVAX Reports Revenues And Earnings For Fourth Quarter And Year 2004 And Gives
                           Guidance For 2005 And 2006

    MIAMI--(BUSINESS WIRE)--March 15, 2005--IVAX Corporation
(AMEX:IVX)(LSE:IVX.L)(WSE:IVX):

    --  Record Revenues For 4Q2004 Up 28% To $509.2 Million

    --  Record Revenues For Y2004 Up 29% To $1.84 Billion

    --  Income For 4Q2004 Up 115% To $63.2 Million

    --  Income For Y2004 Up 63% To $198.0 Million

    --  EPS For 4Q2004 Up 100% To $0.24

    --  EPS For Y2004 Up 53% To $0.75

    IVAX Corporation's (AMEX:IVX)(LSE:IVX.L)(WSE:IVX) fourth quarter 2004 net revenues of $509.2 million, the highest quarterly revenues in IVAX' history, were up 28% over net revenues of $399.0 million in the fourth quarter of 2003. Fourth quarter net income was up 115% to $63.2 million from $29.3 million in 2003; per share earnings were up 100% in fourth quarter 2004 to $0.24 from $0.12 in 2003. Record revenues for the year 2004 were $1.84 billion, up 29% over the $1.42 billion in 2003. Net income for 2004 was $198.0 million or $0.75 per share compared to $121.3 million or $0.49 per share for 2003, increases respectively, of 63% and 53%. In the fourth quarter 2004, gross profit margins increased to 47% from 45% in 2003. For the full year 2004, gross profit margins increased to 46% from 45% in 2003. All per share numbers are on a fully diluted basis and have been adjusted for a five-for-four stock split in August 2004.
    IVAX' per share earnings in the fourth quarter and year 2004 were reduced by an accounting rule change by the Emerging Issues Task Force of the Financial Accounting Standards Board (FASB) regarding contingently convertible debt, which required a significant number of additional shares to be considered outstanding during the period, reducing IVAX' per share earnings by $.01 for the fourth quarter and $.03 for the full year 2004.
    All major business regions contributed to fourth quarter 2004 growth. North American revenues were up 44% to $248.4 million from $171.9 million; European revenues were up 18% to $192.8 million from $164.0 million; Latin American revenues were up 15% to $82.8 million from $71.8 million. For the full year 2004, North American revenues were up 32% to $859.7 million from $650.6 million; European revenues were up 32% to $704.0 million from $532.5 million; and Latin American revenues were up 25% to $315.8 million from $251.9 million. This is the eighth consecutive quarter that our North American and European operations, and the seventh consecutive quarter that our Latin American operations, have achieved year-over-year quarterly revenue growth.
    IVAX' U.S. generic products division, IVAX Pharmaceuticals, continued its strong growth in 2004, its revenues benefiting from six-month exclusivities on three important generic launches - metformin ER, glyburide/metformin HCl and gabapentin tablets. At year end, IVAX had 60 Abbreviated New Drug Applications (ANDAs) pending with the FDA (36% more than in 2003), of which 12 were potential first-to-files with related annual brand sales of almost $14 billion. IVAX submitted 33 new generic applications to the U.S. FDA in 2004, an IVAX record.
    IVAX' U.S. branded products division, IVAX Laboratories, experienced strong growth during 2004. Worldwide respiratory revenues continue to grow and were up 18% to $371.5 million from $316.0 million in 2003. We expect our worldwide respiratory revenues to grow even more rapidly in 2005 and beyond driven by U.S. sales of our recently launched albuterol HFA (CFC-free) metered dose inhaler, the expected 2005 U.S. approval and sales of our albuterol HFA breath operated inhaler, worldwide sales of QVAR(R), and sales of other new respiratory products. IVAX' proprietary pipeline of respiratory, as well as central nervous system and oncology projects continued to progress during 2004. Subject to an expected closing in second quarter 2005, Phoenix Scientific, Inc. will be merged with our U.S. veterinary company, DVM Pharmaceuticals, Inc. We expect significant profit contributions to result from the growing profits of these units and the synergies between them.
    In fourth quarter 2004, IVAX spent 24% more on marketing and sales than in 2003; for all of 2004, 28% more. New product introductions, company acquisitions and commissions on greater sales in existing units all contributed to these increases. R&D spending increased 12% for fourth quarter 2004 over fourth quarter 2003 and 31% for full year 2004 compared to 2003. In fourth quarter 2004, general and administrative costs increased 34% over fourth quarter 2003 and for full year 2004, 33% more than in 2003. Professional services related to Sarbanes-Oxley compliance, due diligence associated with acquisition activity, start-up costs for two production facilities, operating expenses of businesses acquired during 2004 and incentive compensation contributed to higher G&A costs. As mentioned in our shareholders' letter of February 2, 2005, IVAX is engaged in an extensive global program to increase efficiency and reduce costs. These efforts will result in restructuring charges as they are implemented.
    For 2005, IVAX expects to earn $0.76 - $0.86 per share. This estimate does not include sales of generic Flonase(R), or sales from any new product launches currently subject to patent challenges including Zyprexa(R) or Lexapro(R). We expect strong performance from all our business units in 2005. In particular, we believe that in the U.S. sales of generic products and our albuterol HFA metered dose inhaler and, when approved, our albuterol HFA breath operated inhaler, QVAR and other new respiratory products worldwide, will contribute to growth in 2005. Our Latin American and Central and Eastern European units and our U.S. veterinary business are expected to contribute to higher operating income in 2005 compared to 2004. However, this higher operating income will be impacted by a higher tax rate (27-30%), restructuring charges related to streamlining operations, particularly in Europe, integration of recent acquisitions and launch expenses in the second half of the year for our albuterol HFA breath operated inhaler. As in the past, we anticipate that earnings will not be evenly distributed throughout the year. In 2005, we expect that earnings in the first quarter will be significantly lower followed by higher earnings later in the year. Although we expect solid results in 2005, we consider this a transitional year with more significant earnings increases to come in 2006 and beyond.
    At present, we anticipate 2006 earnings to be in the $1.35 - $1.55 per share range. Again, this estimate does not include sales of generic Flonase(R), or sales from any new product launches currently subject to patent challenges including Zyprexa(R) and Lexapro(R). Important in our earnings guidance for 2006 are six-month periods of marketing exclusivity for Zoloft(R), with present annual U.S. brand sales of $3.1 billion and Proscar(R), with present annual U.S. brand sales of $370 million. We are also confident that we will be granted a six-month period of marketing exclusivity for Zocor(R), with present annual U.S. brand sales of $4.6 billion, which could add approximately $1.45 more per share to 2006 after tax earnings.
    IVAX will discuss fourth quarter 2004 and year 2004 results and other topics when it hosts a conference call and simultaneous webcast at 10 a.m. Eastern (Miami) Time. Interested parties can access the conference call by dialing 1-866-205-3921 from anywhere in the U.S. or by dialing 612-332-1025 from non-U.S. locations. To access and register for the webcast, go to IVAX' website at http://www.ivax.com at least fifteen minutes before the 10 a.m. conference call and click on the webcast link on IVAX' home page.
    Replays of the conference call will be available starting at approximately 1:30 p.m. Eastern (Miami) Time on March 15th and will continue until March 22nd. To listen to the replay of the conference call, dial 1-800-475-6701 and enter ID#773261. Replays of the webscast via IVAX' website will also be available.
    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.
    Copies of this and other news releases may be obtained free of charge from IVAX' website at http://www.ivax.com.
    Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including, among others, statements relating to goals, plans, expectations, estimates and projections regarding the company's financial position, results of operations, market position and business strategy involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the risks that there are uncertainties and matters beyond the control of management, as well as a variety of assumptions and estimates with respect to financial data, which if they do not occur, or prove to be incorrect, could affect IVAX' earnings expectations and IVAX may not, therefore, meet its guidance that the results for the year 2005 will be in a range of $0.76 to $0.86 per share, that the results for the year 2006 will be in a range of $1.35 to $1.55, or that a generic equivalent of Zocor(R) would add $1.45 more per share to 2006 earnings; that sales of IVAX' branded drugs and worldwide respiratory product revenues may not achieve continued growth in 2005 and beyond; that all of our business units may not perform better in 2005; that operating income may not increase in 2005; that our effective tax rate in 2005 may be higher than expected; that earnings may not be higher later in 2005 than in the first quarter; that we may not experience significant earnings increases during 2006 and beyond; that IVAX may not receive six-month exclusivity periods for its generic equivalents of Proscar(R), Zoloft(R) and Zocor(R), and even if it does, may not be alone on the market during any such period; that IVAX may not increase the number of products in its generic portfolio; that IVAX may not receive approval of its pending ANDAs, or that if approved, the products will not be successfully commercialized; that IVAX may not have or retain first to file status on 12 ANDAs and that the market for these products may decline significantly from that obtained by brand sales; the impact of competitive products and pricing, including the impact of "authorized generics"; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals, including the timing of the approval for IVAX' generic equivalent of Flonase(R); the impact of FDA's or other administrative or judicial agency's decisions on exclusivity periods; competitors' ability to extend exclusivity periods past initial patent terms; that growth in any of the geographic areas in which IVAX operates may be less than anticipated; the difficulty of predicting the timeliness or outcome of product development efforts and the filing of regulatory applications; that IVAX may not receive final approval for HFA albuterol in its breath operated inhaler or that its launch will be delayed; that market acceptance and demand for IVAX' respiratory products may not be as anticipated; that CFC propellants may not be removed from the market when anticipated or at all; that sales of QVAR(R) and new respiratory products may not continue to grow in the U.S., Europe or worldwide; that growth in any of the geographic areas in which IVAX operates may be less than anticipated; that the acquisition of Phoenix Scientific may be delayed or may not be consummated at all and that the acquisition may not provide the synergies or benefits anticipated; that the growth of IVAX' Animal Health group may be less than anticipated and may not generate significant operating income in 2005 as compared to 2004; that sales of HFA albuterol in a metered dose inhaler and in IVAX' breath operated inhaler may not be important contributors to 2006 earnings or provide the engine for earnings growth in 2007; and that IVAX may not be able to increase efficiency or reduce costs in 2005. In addition to the risk factors set forth above, IVAX' forward looking statements may also be adversely affected by general market factors; product availability; federal and state regulations and legislation, including changes in accounting regulations; the regulatory process for new products and indications; manufacturing issues that may arise; trade buying patterns; exchange rate fluctuations; patent positions and the timing and outcome of legal proceedings; changing market conditions; the availability and cost of raw materials and other third party products; the impact of competitive products and pricing; and other risks and uncertainties based on economic, competitive, governmental, technological and other factors. For further details and discussion of these and other risks and uncertainties, see IVAX' Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. IVAX undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Flonase(R) is a registered trademark of GlaxoSmithKline Corporation. Zyprexa(R) is a registered trademark of Eli Lilly and Company. Lexapro(TM) is a trademark of Forest Laboratories. Zoloft(R) is a registered trademark of Pfizer. Proscar(R) and Zocor(R) are registered trademarks of Merck & Co., Inc.


    IVAX Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
               (Unaudited)


                              Three Months          Twelve Months
Period Ended December 31,   2004       2003        2004       2003
                         ---------------------- ----------------------
(In thousands, except per
 share data)

Net revenues               $509,179   $399,023  $1,837,418 $1,420,339
Cost of sales (excludes
 amortization, which is
   presented below)         271,402    217,698     985,125    781,383
                         ---------------------- ----------------------
   Gross profit             237,777    181,325     852,293    638,956
                         ---------------------- ----------------------
Operating expenses:
   Selling                   78,261     63,011     272,569    212,192
   General and
    administrative           41,893     31,165     162,391    122,414
   Research and
    development              36,953     32,888     141,604    108,347
   Amortization of
    intangible assets         6,041      5,302      22,488     19,719
   Restructuring costs          260      2,908       1,374      3,706
                         ---------------------- ----------------------
       Total operating
        expenses            163,408    135,274     600,426    466,378
                         ---------------------- ----------------------
Operating income             74,369     46,051     251,867    172,578
       Total other
        expense, net         (4,489)    (8,413)    (30,043)   (28,160)
                         ---------------------- ----------------------
Income before income
 taxes and minority
 interest                    69,880     37,638     221,824    144,418
Provision for income
 taxes                        6,663      8,319      23,757     45,559
                         ---------------------- ----------------------
Income before minority
 interest                    63,217     29,319     198,067     98,859
Minority interest                (7)        26         (40)       188
                         ---------------------- ----------------------
Income from continuing
 operations                  63,210     29,345     198,027     99,047
Income from discontinued
 operations, net of tax
 of $12,763                       -          -           -     22,204
                         ---------------------- ----------------------
Net income                 $ 63,210   $ 29,345  $  198,027 $  121,251
                         ====================== ======================

Basic earnings per common
 share:
   Continuing operations   $   0.25   $   0.12  $     0.79 $     0.41
   Discontinued
    operations                    -          -           -       0.09
                         ---------------------- ----------------------
   Net income              $   0.25   $   0.12  $     0.79 $     0.50
                         ====================== ======================

Diluted earnings per
 common share:
   Continuing operations   $   0.24   $   0.12  $     0.75 $     0.40
   Discontinued
    operations                    -          -           -       0.09
                         ---------------------- ----------------------
   Net income              $   0.24   $   0.12  $     0.75 $     0.49
                         ====================== ======================

Weighted average number
 of common shares
 outstanding:
  Basic                     252,526    245,651     249,250    244,532
                         ====================== ======================
  Diluted                   273,777    250,987     268,792    248,625
                         ====================== ======================



    IVAX Corporation and Subsidiaries
   Condensed Consolidated Balance Sheets
               (Unaudited)

                                          December 31,   December 31,
                                             2004           2003
                                          ---------------------------
(In thousands)

Assets
------
Cash, cash equivalents and short-term
 marketable securities                    $  398,046    $  157,340
Other current assets                       1,123,597       838,376
Property, plant and equipment, net           604,647       502,942
Other assets                               1,085,729       874,276
                                          ---------------------------
   Total assets                           $3,212,019    $2,372,934
                                          ===========================

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt         $   60,145    $   58,607
Other current liabilities                    518,276       427,942
Long-term debt                             1,057,843       855,335
Other long-term liabilities                   72,855        56,208
Minority interest                             12,571        12,531
Shareholders' equity                       1,490,329       962,311
                                          ---------------------------
   Total liabilities and shareholders'
    equity                                $3,212,019    $2,372,934
                                          ===========================



    IVAX Corporation and Subsidiaries
          Reportable Segment Data
                (Unaudited)

Period Ended December 31,       Three Months         Twelve Months
(In thousands)               2004        2003      2004        2003
                          ---------------------   --------------------

North America
  External sales          $246,454     $169,540   $850,839   $625,523
  Intersegment sales           611        1,565      4,667      2,289
  Other revenues             1,358          829      4,164     22,767
                          ---------------------   --------------------
  Net revenues -
   North America           248,423      171,934    859,670    650,579
                          ---------------------   --------------------

Europe
  External sales           152,897      138,708    551,697    440,259
  Intersegment sales        23,918       21,770     86,805     66,645
  Other revenues            15,992        3,563     65,540     25,568
                          ---------------------   --------------------
  Net revenues -
   Europe                  192,807      164,041    704,042    532,472
                          ---------------------   --------------------

Latin America
  External sales            82,153       71,353    312,900    251,067
  Other revenues               630          437      2,914        838
                          ---------------------   --------------------
  Net revenues -
   Latin America            82,783       71,790    315,814    251,905
                          ---------------------   --------------------

Corporate & other
  External sales            15,331       14,961     53,137     52,053
  Intersegment sales       (24,529)     (23,335)   (91,472)   (68,934)
  Other revenues            (5,636)        (368)    (3,773)     2,264
                          ---------------------   --------------------
  Net revenues -
   Corporate & other       (14,834)      (8,742)   (42,108)   (14,617)
                          ---------------------   --------------------

                          ---------------------   --------------------
Consolidated net revenues $509,179     $399,023  $1,837,418 $1,420,339
                          =====================   ====================



    CONTACT: IVAX Corporation, Miami
             David Malina, 305-575-6043
             Director/Investor Relations & Corporate Communications